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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                X   Director             10% Owner
Castro             John           W             Merrill Coporation (MRLL)                      ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            -----------------  ------------------
One Merrill Circle                                                      6/1997
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,       X   (Check Applicable Line)
                                                                           Date of Original   ---Form filed by One Reportng Person
                                                                           (Month/Year)       ---Form filed by More than One
St. Paul          MN                 55108                                                       Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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Common Stock                          4-14-97    M              60,000     A      $11.55
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Common Stock                          6-4-97     S              35,000     D      $33.00
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Common Stock                          6-5-97     S               5,000     D      $33.00
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Common Stock                          6-6-97     S               3,000     D      $33.25
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Common Stock                          6-6-97     S               3,000     D      $33.50
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Common Stock                          6-6-97     S              10,000     D      $33.00
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Common Stock                          6-9-97     S               4,000     D      $33.625
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Common Stock                          6-11-97    G      V        1,000     D      $34.125
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Common Stock                          6-11-97    G      V        1,000     D      $34.125
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Common Stock                          6-11-97    G      V          160     D      $34.125     1,036,158         D
                                                                                                  5,912         I***     By Spouse
                                                                                                  1,766         I***     By Children

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-96)
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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Exercise Stock Option
(Right to Buy)                         $11.55       4-14-97    M                        60,000        ****      4-23-97
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Stock Option (Right to Buy)            $25.25       5-20-97    A              34,500                  *****     5-20-02
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Common Stock         60,000                        -0-
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Common Stock         34,500                       34,500          D
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Explanation of Responses:  *** The reporting person disclaims beneficial ownership of all shares held by his children and spouse, and the report should not be deemed an admission that the reporting person is the beneficial owner of such shares for purposes of Section
16 or for any other purpose.

****  These options were granted under the 1987 Omnibus Stock Plan, as amended, and were exercisable in five installments.  The options first became exercisable as to 20% one year after April 23, 1992, the date of grant, and as to an additional 20% each year thereafter with the final installment of 20% exercisable after October 23, 1996.

***** These options were granted under the 1993 Stock Incentive Plan, as amended, and are exercisable in five installments.  The options first become exercisable as to 20% one year after May 20, 1997, the date of grant, and as to an additional 20% each year thereafter with the final installment of 20% exercisable after November 20, 2001.

                                                                                  /s/ John W. Castro                   7-10-97
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-96)
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